Exhibit 99.01

For Cepheid Media & Investor Inquiries: Jacquie Ross, CFA +1 408-400-8329 corporate.communications@cepheid.com

CEPHEID ANNOUNCES CFO CHANGE

SUNNYVALE, CALIFORNIA — August 13, 2015 — Cepheid (Nasdaq: CPHD) today announced the departure of Ilan Daskal who held the position of Executive Vice President, Chief Financial Officer. Mr. Daskal’s departure is not related to financial disclosure, accounting or legal matters.

The Company also announced the appointment of Dan Madden to the position of Executive Vice President, Chief Financial Officer. Building on his previous experience as the company’s Corporate Controller and Acting Chief Financial Officer, Mr. Madden will now assume responsibility for worldwide finance operations, information technology, and investor relations.

“Ilan has been a substantial help in the post-implementation phase of our ERP project and we appreciate the short time he has spent at Cepheid and wish him well in his next endeavor,” said John Bishop. “As Ilan moves on, I’m very pleased to announce Dan’s promotion to CFO. Dan has an exemplary track record here at Cepheid, and his broad and proven leadership experience in accounting, investor relations and financial planning and analysis will continue to support our fast-moving, high growth environment.”

Mr. Madden has served as Cepheid’s Vice President and Corporate Controller since June 2014 and, from February through April 2015, also served as Cepheid’s Acting Chief Financial Officer. Prior to joining Cepheid, Mr. Madden most recently served as Vice President Finance and Investor Relations, Vice President, Corporate Controller of Symmetricom, Inc., and Vice President and Corporate Controller of Sonic Solutions. In total, Mr. Madden has almost twenty-five years of finance and audit experience. Mr. Madden holds a Bachelor of Science degree in Business Administration from California State University, Sacramento and is a Certified Public Accountant.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy-to-use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to perform sophisticated genetic testing for organisms and genetic-based diseases. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.

#    #    #